SCHEDULE 14A INFORMATION

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

April 26, 2006

Dear Stockholder:

The Annual Meeting of Stockholders of Gemstar-TV Guide International, Inc. (the “Company”) will be held on June 1, 2006, at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by e-mail at investorinfo@gemstartvguide.com.

Sincerely,

Richard Battista

Chief Executive Officer

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2006

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Gemstar-TV Guide International, Inc. (the “Company”) will be held on June 1, 2006, at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036.

At the Annual Meeting, stockholders will be asked to:

1.	elect Anthea Disney, Richard Battista, Peter Chernin, David F. DeVoe, Nicholas Donatiello, Jr., James E. Meyer, K. Rupert Murdoch, James P. O’Shaughnessy and Ruthann Quindlen each to a one-year term as a director;

2.	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

3.	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 7, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten (10) days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

Stephen H. Kay

Executive Vice President,

General Counsel and Secretary

April 26, 2006

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

PROXY STATEMENT

Annual Meeting of Stockholders—June 1, 2006

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Gemstar-TV Guide International, Inc. (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 1, 2006 at 2:00 p.m. Eastern time, at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036 and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 27, 2006. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is given, the shares represented by each properly executed, unrevoked proxy will be voted (i) “FOR” the proposal to elect the director nominees each to a one-year term; and (ii) “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Record Date

Only holders of record of shares of common stock of the Company at the close of business on April 7, 2006, the record date fixed by the Board of Directors (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 426,183,511 shares of common stock outstanding. Each share is entitled to one vote. A list of the stockholders of record as of the Record Date will be available at the Annual Meeting and during the ten (10) days prior to the Annual Meeting at the Company’s principal executive offices.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

If your shares are held in “street name”, meaning a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Since you are not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet and telephone voting options.

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Attending the Annual Meeting in Person

Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.

In order to be admitted to the Annual Meeting, a stockholder of record must present an admission ticket. Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 1:00 p.m. Eastern time, and seating will begin at 1:45 p.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices (such as cell phones) will not be permitted at the Annual Meeting.

Required Vote

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

The election of directors requires a plurality of the votes cast. Abstentions and broker “non-votes” will have no effect on the outcome of the vote with respect to the election of directors.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 requires the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the matter. For this purpose, abstentions have the same effect as votes “AGAINST” such proposal, but broker “non-votes” are not counted as entitled to vote “FOR” this purpose and will have no effect on the outcome of the vote.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding,” which will reduce our printing and mailing costs. Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Each stockholder who participates in householding will continue to receive a separate proxy card.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In 2005, the Company’s Certificate of Incorporation and bylaws were amended so that all directors are elected annually at the annual stockholders meeting. All of the nominees listed below are presently serving as directors and each has consented to being nominated and, if elected, to serving as directors of the Company. If the stockholders approve Proposal No. 1, these directors will hold office until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified.

The following table lists the nominees for election as directors. The ages shown are as of February 17, 2006.

Name and Age	Business Experience and Directorships	Director Since

Anthea Disney (61)	Ms. Disney has served as Executive Chairman of the Board since December 2004. Ms. Disney is Executive Vice President for Content at News Corporation. She is also a member of News Corporation’s Executive Management Committee. Prior to this, Ms. Disney held various roles including Chairman and Chief Executive Officer of TV Guide, Inc. and President and Chief Executive Officer of HarperCollins Publishers, a position she held from March 1996 to September 1997. Ms. Disney joined News Corporation in 1990. Ms. Disney is also a director of HSBC Holdings North America, Inc.	December 2004

Richard Battista (41)	Mr. Battista has been a director and Chief Executive Officer of the Company since December 2004. Prior to joining the Company, Mr. Battista was Executive Vice President, Business Development and Strategy for the Fox Entertainment Group, Inc. (“Fox”) from April 2004 to December 2004, Executive Vice President Fox Networks Group from January 2003 to April 2004 and Executive Vice President of Fox Television from April 2001 to January 2003. Prior to joining Fox, from 1999 to 2000, Mr. Battista was the Co-Founder and Chief Executive Officer of iFUSE, a privately held Internet company. iFUSE entered into Chapter 7 bankruptcy proceedings in 2000. Before launching iFUSE, Mr. Battista spent nine years at the Fox organization in numerous operating positions and before that, as a financial analyst at Morgan Stanley. Mr. Battista received an MBA from Harvard Business School in 1990 and a BS in Business Administration from Georgetown University in 1986.	December 2004

Peter Chernin (54)	Mr. Chernin has been a director of the Company since April 2002. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation since 1996. Mr. Chernin has been a director, President and Chief Operating Officer of Fox since 1998. Mr. Chernin has been a director, Chairman and Chief Executive Officer of News America Incorporated since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996 and in various executive capacities at Fox subsidiaries since 1989. Since October 2002, Mr. Chernin has been on the Los Angeles Board of the Museum of TV & Radio. He has served as a director on the board of DirecTV Group, Inc. since November 2003. As of January 2006, he serves on the board of American Express Company. Former directorships include e*Trade Group, Inc. from 1999 to 2003 and TV Guide, Inc. from 1999 to 2003.	April 2002

Name and Age	Business Experience and Directorships	Director Since
David F. DeVoe (59)	Mr. DeVoe has been a director of the Company since June 2001. Mr. DeVoe has been an Executive Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996. Mr. DeVoe has been a director of News America Incorporated since 1991 and Senior Executive Vice President since 1998. Mr. DeVoe served as Executive Vice President of News America Incorporated from 1991 until 1998. Mr. DeVoe has been a director of STAR Group since 1993, NDS Group plc since 1996, British Sky Broadcasting Group plc since 1994 and DirecTV Group, Inc. since 2003.	June 2001

Nicholas Donatiello, Jr. (45)	Mr. Donatiello has been a director of the Company since July 2000. Mr. Donatiello was a director of TV Guide, Inc. from June 1999 to July 2000 and has been the President and Chief Executive Officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P., since September 1993. Odyssey, L.P. is principally engaged in conducting market research regarding consumer adoption and usage of new media products and services. Prior to founding Odyssey, Mr. Donatiello was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant with McKinsey & Company. Mr. Donatiello is a director of the following private companies: W.R. Hambrecht + Co., a privately held investment bank, a registered broker/dealer, and an NASD member, where he is a member of the audit committee; Zinio Systems, a software and services company specializing in the facilitation of electronic delivery of magazines and textbooks, where he is a member of the audit committee; Aristotle International, a database company that provides information and services around its database of registered voters in the United States and other countries of the world, where he is a member of the audit committee; and Picaboo Corporation, an early-stage company that provides software and services to consumers to facilitate the creation of photobooks and related products. Mr. Donatiello is also Chairman of the Board of Directors of KQED, Inc., which operates KQED Public Television 9 in San Francisco, KQED Public Radio in San Francisco and KQEI Public Radio in Sacramento.	July 2000

James E. Meyer (51)	Mr. Meyer has served as a director of the Company since May 1997. Mr. Meyer has been at Sirius Satellite Radio as President of Operations and Sales since April 2004. Mr. Meyer is also President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer has held positions in the financial departments of such companies as RCA, General Electric and Thomson.	May 1997

Name and Age	Business Experience and Directorships	Director Since
K. Rupert Murdoch (75)	Mr. K.R. Murdoch has been a director of the Company since May 2001. Mr. K.R. Murdoch has been a director of Fox since 1985, Chairman of Fox since 1992 and Chief Executive Officer of Fox since 1995. Mr. K.R. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and Executive Director and Chief Executive of News Corporation since its formation in 1979. Mr. K.R. Murdoch has served as a director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a director of News International plc, News Corporation’s principal subsidiary in the United Kingdom, since 1969, and a director of News America Incorporated, News Corporation’s principal subsidiary in the United States, since 1973. Mr. K.R. Murdoch has served as a director of STAR Group since 1993 and Chairman from 1993 until 1998, as a director of British Sky Broadcasting Group plc since 1990 and Chairman since June 1999, and as Chairman of the board of DirecTV Group, Inc. since 2003. He is currently on the Compensation Committee of China Netcom Corporation (Hong Kong) Limited.	May 2001

James P. O’Shaughnessy (58)	Mr. O’Shaughnessy has served as a director of the Company since October 2004. He currently conducts a consulting practice in the field of intangible asset management and also serves as a principal in Lake Street Holding, LLC, a company devoted to technology management. Mr. O’Shaughnessy retired from Rockwell Automation in 2004 where he served as Vice President and Chief Intellectual Property Counsel. Having joined Rockwell International in 1996, Mr. O’Shaughnessy led the company’s successful effort to resolve the significant patent issues it faced at that time, while also helping to build a technology portfolio for future competitive advantage. Prior to his service with Rockwell, Mr. O’Shaughnessy was a partner with Foley & Lardner in Milwaukee, WI, where, over a ten-year period, he helped to grow the firm’s intellectual property practice into the then largest patent practice worldwide. His clients have included Advanced Micro Devices, Boeing Aerospace, and Cox Laboratories. He received a BS in materials engineering from Rensselaer Polytechnic Institute in 1972 and earned his JD from Georgetown University Law Center in 1977.	October 2004

Ruthann Quindlen (51)	Ms. Quindlen has been a director of the Company since October 2004. Since 1994, Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), one of Silicon Valley’s leading investment firms. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Prior to joining IVP, Ms. Quindlen was a managing director at Alex Brown & Sons. During her ten-year tenure, she assisted a variety of software firms and worked on the IPOs of leading software companies including Microsoft, AOL, Aldus, Borland, Broderbund, Electronic Arts, McAfee Associates and the 3DO Corporation. Author of Confessions of a Venture Capitalist, published by Warner Books, Ms. Quindlen graduated with an MBA from the Wharton School of the University of Pennsylvania in 1983, and with a BS in Foreign Service from Georgetown University in 1976.	October 2004

Directors are elected by a plurality of the votes, which means the nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock is entitled to one vote for each of the nine director nominees.

The accompanying proxy solicited by the Board will be voted “FOR” the election of the nine nominees named above, unless the proxy card is marked to withhold authority to vote. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted “FOR” the election of a substitute nominee or nominees proposed by the Board. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Compensation of Directors

In October 2005, the Board amended the Non-Employee Director Compensation Policy, effective as of January 1, 2006 (the “Amended Director Compensation Policy”). Pursuant to the Amended Director Compensation Policy, the annual retainer fee paid to each non-employee director of the Company was increased from $30,000 to $35,000. As in the previous policy, the non-employee directors may elect to have the annual retainer fee paid in cash or common stock of equivalent value. In addition, the fee paid to each non-employee director of the Company for each Board meeting attended increased from $1,000 to $1,500. Audit Committee members continue to receive $2,500 for each Audit Committee meeting attended. Members of the Nominating and Compensation Committees continue to receive a fee of $1,000 for each committee meeting attended. The annual equity awards made to each non-employee director of the Company were increased from restricted stock units having a value equal to $40,000 to restricted stock units having a value equal to $60,000. The vesting term for these annual equity awards was reduced from three years to one year due to the elimination of the Company’s staggered board structure. The Amended Director Compensation Policy eliminated the acceleration of future restricted stock unit awards upon a director’s retirement. The Company’s equity ownership guidelines are intended to ensure that non-employee directors attain an equity ownership in the Company with a market value equal to five times the annual retainer fee, or $175,000, within five years of election to the Board. For existing directors, the equity ownership guideline is expected to be met on or before November 2008 or the fifth year following the director’s election or appointment as a director, whichever is later.

All directors of the Company are reimbursed for their reasonable travel and other expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board or any Committee of the Board. The following non-employee directors have elected to forgo the receipt of any compensation for their Board services: Messrs. Chernin, DeVoe and K.R. Murdoch. In addition, Ms. Disney does not receive any compensation for her position as a director. However, the Company reimburses News Corporation for the allocated costs associated with the services of Ms. Disney. See “Certain Relationships and Related Transactions” on page 18.

Corporate Governance Matters

Board Independence. The Board undertook its annual review of director independence in February 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting and currently serving on the Board are independent of the Company and its management under the standards adopted by the Company and established by the NASDAQ Stock Market with the exception of Ms. Disney and Mr. Battista. Mr. Battista is considered an inside director because of his employment as Chief Executive Officer of the Company, and Ms. Disney is considered an inside director because of her role as Executive Chairman of the Board.

Standards of Business Conduct and Code of Ethics. The Company has a Standards of Business Conduct, which is applicable to all officers, directors and employees of the Company. In addition, the Board approved a separate Code of Ethics, which contains provisions specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Standards of Business Conduct are available on the Company’s Investor Relations Web site (http://ir.gemstartvguide.com). The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its Web site.

Stockholder Nomination Procedure. The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members, as well as the composition of the Board as a whole, in the context of the needs of the Company. The Nominating Committee recommends nominees for election to the Board and evaluates recommendations made by the stockholders. The Nominating Committee operates in accordance with its charter and is composed of

Nicholas Donatiello, Jr. and Peter Chernin, each of whom meets the independence requirements of the NASDAQ Stock Market. The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board.

The Nominating Committee will review all nominees for director in accordance with its charter and select those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such issues as experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

The Nominating Committee has adopted a policy with regard to considering a stockholder’s nominee. Pursuant to the Company’s by-laws, stockholders may nominate persons for election to the Company’s Board. Stockholder nominations must meet all of the requirements for stockholder proposals discussed on page 19. The Company’s by-laws also require that for each individual nominated for election or re-election as a director, a stockholder’s written notice of nomination must include: (i) his or her name, age and home and business addresses; (ii) his or her principal occupation or employment; (iii) the class and number of shares of the Company that he or she beneficially owns; and (iv) any other information required by the proxy rules of the SEC. In addition, for each stockholder making the nomination, written notice must include: (i) such stockholder’s name and address as they appear on the Company’s books and (ii) the class and number of shares of the Company’s common stock that such stockholder beneficially owns. In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as the Nominating Committee uses for candidates it identifies. Before recommending a stockholder’s candidate, the Nominating Committee may also: consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board; conduct appropriate verifications of the background of the candidate; and interview the candidate or ask the candidate for additional information. The Nominating Committee has full discretion not to include a stockholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

Stockholder Communication with the Board. Stockholders may communicate with the Board by submitting written material to the Secretary of the Company at the Company’s headquarters. Subject to reasonable constraints of time and topics and the rules of order, stockholder communications shall be presented to the Board at the next regularly scheduled meeting of the Board, or relevant committee of the Board. The Board reserves the right to determine the appropriate action to be taken, if any, in response to the stockholder communication.

Director Evaluation Policy. The Nominating Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During 2005, the Board held 8 meetings and acted by unanimous written consent 1 time. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and the meetings of the committees on which they served. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. Eight directors attended the Annual Meeting of Stockholders held on June 2, 2005. It is the policy of the Board to hold regular executive sessions without management present. Generally, Ms. Disney, as Executive Chairman of the Board, attends the first portion of these executive sessions and presides over that portion of the executive session. The Board then generally meets in executive session without Ms. Disney and this portion of the executive sessions are typically led by the chair of the Nominating Committee or, in his absence, the chair of the Audit Committee. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The committees are comprised entirely of independent directors as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ Stock Market. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s investor relations Web site (http://ir.gemstartvguide.com).

Role of Executive Chairman of the Board. In her role as Executive Chairman, Anthea Disney (i) convenes and chairs regular meetings of the non-management directors and other meetings as may be necessary from time to time and, as appropriate, provides feedback to the Company’s Chief Executive Officer; (ii) coordinates and develops the agenda and chairs executive sessions of the independent directors; (iii) provides the medium for informal dialogue with and between independent directors and coordinates feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management and (iv) performs such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board, as a whole, by the independent directors, or by the Chief Executive Officer.

Audit Committee. The Audit Committee currently consists of James E. Meyer, who serves as chair of the Committee, Nicholas Donatiello, Jr. and Ruthann Quindlen. The duties and responsibilities of the Audit Committee include assisting the Board in monitoring the integrity of the financial statements of the Company, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. During 2005, the Audit Committee held 20 meetings and acted by unanimous written consent 3 times. The Audit Committee’s report required by the SEC rules appears on page 17.

The Audit Committee Charter provides that its members shall consist entirely of directors who the Board determines are “independent” in accordance with the standards of the NASDAQ Stock Market and who meet the additional “independence” requirements imposed by the NASDAQ Stock Market for audit committee membership. The Board determined that each of the members of the Audit Committee meets the foregoing independence requirements. The Board has determined that Mr. Meyer, chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined by the SEC.

Compensation Committee. The Compensation Committee consists of Peter Chernin, who serves as chair of the Committee, Mr. Meyer and James P. O’Shaughnessy. The primary responsibility of the Compensation Committee is to oversee compensation matters for the Company’s Chief Executive Officer and other executive officers. The Committee also administers the Company’s stock incentive plan. During 2005, the Compensation Committee held 7 meetings and acted by unanimous written consent 7 times.

Nominating Committee. The Nominating Committee consists of Messrs. Chernin and Donatiello, who serves as chair of the Committee. The Nominating Committee assists the Board in identifying qualified individuals to become Board members and determines the composition of the Board and its committees. The Nominating Committee held 4 meetings during 2005.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2006. E&Y has audited the books and records of the Company for the fiscal years ended December 31, 2004 and 2005. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

Disclosure of Auditor Fees

In connection with the audit of the 2005 financial statements, the Company entered into an engagement agreement with E&Y which sets forth the terms by which E&Y performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The description of the fees billed to the Company by E&Y for the years ended December 31, 2004 and 2005 is set forth below.

	2004	2005
Audit Fees(1)	$2,689,000	$2,067,000
Audit-Related Fees(2)	$307,000	$206,300
Tax Fees(3)	$223,000	$14,300
All Other Fees (4)	0	0

Total Fees	$3,219,000	$2,287,600

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, statutory audits, consents and assistance with review of documents filed with the SEC.
(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans and audit procedures required to comply with financial, accounting or contractual reporting matters. Audit Related Fees also includes a separate audit of the Company’s SkyMall business unit which was sold in December 2005.
(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence. No tax-planning advice was provided.
(4)	All Other Fees: The Company does not engage E&Y for “other services.”

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is necessary to ratify the selection of E&Y.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of February 17, 2006 for each person who owns more than 5% of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
News Corporation(2) 1211 Avenue of the Americas New York, New York 10036	174,931,473	41%

(1)	Applicable percentage of ownership is based on 426,174,110 shares of common stock outstanding as of February 17, 2006, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following February 17, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.
(2)	According to a Schedule 13D/A filed with the SEC on November 12, 2004, 87,465,737 shares are owned of record by TVGH Holdco, Inc., 70,704,586 shares are owned of record by LUVSG Holdco, Inc. and 16,761,150 shares are owned of record by LTVGIA Holdco, Inc. The address of the principal executive offices of each of TVGH Holdco, Inc., LUVSG Holdco, Inc. and LTVGIA Holdco, Inc. is 1211 Avenue of the Americas, New York, New York 10036, and each is a wholly-owned subsidiary of News Corporation. Accordingly, News Corporation may be deemed to be the indirect beneficial owner of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of February 17, 2006 by each director of the Company, each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Richard Battista	1,000,000	*
Peter Chernin	—	*
David F. DeVoe	—	*
Anthea Disney	—	*
Nicholas Donatiello, Jr.(2)	75,155	*
James E. Meyer(3)	51,523	*
K. Rupert Murdoch(4)	174,931,473	41.0%
James P. O’Shaughnessy(5)	36,454	*
Ruthann Quindlen(6)	17,028	*
J. Scott Crystal	150,460	*
Stephen H. Kay	430,359	*
Michael McKee	563,076	*
Ryan O’Hara	547,855	*
Directors and Executive Officers as a Group (19 Persons)	178,002,650	41.8%

*	Less than 1%
(1)	Applicable percentage of ownership is based on 426,174,110 shares of common stock outstanding as of February 17, 2006, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following February 17, 2006 are deemed outstanding. Restricted stock units are not deemed outstanding unless they vest within 60 days of February 17, 2006. Such shares, underlying options and restricted stock units are not deemed outstanding for purposes of computing the percentage ownership of any other person. The number of shares listed as beneficially owned by a person includes shares of common stock and restricted stock units. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The address for all directors and executive officers of the Company is c/o Gemstar-TV Guide International, Inc., 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.
(2)	Amount includes 39,719 shares of common stock issuable upon exercise of options and 29,523 restricted stock units. The restricted stock units vest upon death, disability or retirement.
(3)	Amount includes 20,000 shares of common stock issuable upon exercise of options and 26,486 restricted stock units. The restricted stock units vest upon death, disability or retirement.
(4)	According to a Schedule 13D/A filed with the SEC on November 12, 2004, 87,465,737 shares are owned of record by TVGH Holdco, Inc., 70,704,586 shares are owned of record by LUVSG Holdco, Inc. and 16,761,150 shares are owned of record by LTVGIA Holdco, Inc. The address of the principal executive offices of each of TVGH Holdco, Inc., LUVSG Holdco, Inc. and LTVGIA Holdco, Inc. is 1211 Avenue of the Americas, New York, New York 10036, and each is a wholly owned subsidiary of News Corporation. Based on a Schedule 13G/A filed with the SEC on April 27, 2005 with respect to the beneficial ownership of securities of News Corporation by AE Harris Trust (the “Harris Trust”), the trustee of the Harris Trust, Cruden Financial Services, LLC (“Cruden Financial Services”) and K. Rupert Murdoch, the reporting persons disclose their interest in shares representing 29.5% of the outstanding voting stock of News Corporation (the “Shares”). According to the Schedule 13G/A, as a result of Mr. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, the corporate trustee of the Harris Trust, Mr. Murdoch may be deemed the beneficial owner of the Shares beneficially owned by the Harris Trust. According to the Schedule 13G/A, however, Mr. Murdoch disclaims any beneficial ownership of such Shares.
(5)	Amount consists of restricted stock units, all of which vest upon death, disability or retirement.
(6)	This amount includes 15,429 restricted stock units. The restricted stock units vest upon death, disability or retirement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Executive Officers

The following table sets forth certain summary information concerning the compensation paid for the fiscal years ended December 31, 2005, 2004 and 2003 to the Company’s Chief Executive Officer and certain other officers of the Company (collectively, the “Named Executive Officers”).

	Annual Compensation								Long-Term Compensation		All Other Compensation ($)(3)
	Year		Salary($)(1)		Bonus ($)		Other Annual Compensation($)(2)		Awards
Name and Principal Position									Securities Underlying Options/SARs (#)
Richard Battista	2005		850,000		496,496		22,563	(4)	—		8,400
Chief Executive Officer	2004		55,577	(5)	—		739	(6)	1,000,000		—
	2003		—		—		—		—		—

J. Scott Crystal	2005	(7)	569,115		464,982	(8)	14,559	(9)	165,697		8,400
President, TV Guide Publishing Group

Stephen H. Kay	2005		624,318		281,279		9,200	(6)	138,883		8,400
Executive Vice President,	2004		598,865		190,575		9,000	(6)	91,476		8,200
General Counsel and Secretary	2003		535,192		202,000		38,057	(10)	200,000	(11)	8,000

Michael McKee	2005	(12)	516,371		295,927		7,774	(6)	80,403		8,400
Chief Operating Officer and President, Interactive Program Guides

Ryan O’Hara	2005		475,903		269,363		8,100	(6)	393,570		8,400
President,	2004		462,269		156,560		7,200	(6)	300,952		8,200
TV Guide Channel and	2003		429,369		155,000		7,200	(6)	50,000		8,000
TV Guide Spot

(1)	The amounts reflected in the table are the actual amounts paid to the Named Executive Officers in the applicable year and are not annualized.
(2)	The amounts of personal benefits shown in this column that represent more than 25% of the applicable Named Executive Officer’s total Other Annual Compensation are identified by type and amount.
(3)	These amounts consist of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.
(4)	This amount includes $12,000 in car allowance and $7,149 in legal fees reimbursed by the Company.
(5)	Mr. Battista joined the Company in December 2004. The salary amount for 2004 represents salary actually earned by Mr. Battista in 2004, based on an annual rate of $850,000.
(6)	Represents car allowance.
(7)	Mr. Crystal joined the Company in December 2002 and became an executive officer in 2005.
(8)	This amount includes Mr. Crystal’s annual bonus for 2005 in the amount of $364,982 and a $100,000 sign-on bonus that was paid to Mr. Crystal pursuant to the terms of his employment agreement.
(9)	This amount includes $11,600 in car allowance.
(10)	This amount includes $29,057 in relocation expenses reimbursed to Mr. Kay by the Company and $9,000 in car allowance.
(11)	Represents 200,000 shares of common stock issuable upon exercise of options that were granted to Mr. Kay pursuant to his employment agreement.
(12)	Mr. McKee has held various positions in the Company since 1997 and became an executive officer in 2005.

On August 9, 2005, in response to the SEC’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, the Compensation Committee approved the acceleration of vesting of unvested “underwater” stock options granted prior to August 9, 2005 under the Company’s 1994 Stock Incentive Plan, as amended and restated. The affected options were those with exercise prices greater than $3.03 per share, which was the closing price of the Company’s common stock on the NASDAQ Stock Market on August 9, 2005. Among the options that were accelerated were 1,000,000 options owned by Mr. Battista and 332,063 options owned by Mr. Kay.

SUMMARY OF OPTION GRANTS

The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the fiscal year ended December 31, 2005.

Option Grants in the Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share ($ / Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
Richard Battista	—	—	—	—	—	—
J. Scott Crystal	65,697	1.8	4.65	2/25/2015	192,122	486,874
J. Scott Crystal	100,000	2.7	2.75	10/17/2015	172,946	438,279
Stephen H. Kay	138,883	3.8	4.65	2/25/2015	406,144	1,029,248
Michael McKee	80,403	2.2	4.65	2/25/2015	235,127	595,859
Ryan O’Hara	300,000	8.2	2.96	8/15/2015	558,458	1,415,243
Ryan O’Hara	93,570	2.5	4.65	2/25/2015	273,632	693,438

(1)	In February 2006, the Company made additional grants to the above Named Executive Officers with an exercise price of $3.20 per share, in the following amounts: (i) Richard Battista (283,733); (ii) J. Scott Crystal (208,889); (iii) Stephen H. Kay (146,143); (iv) Michael McKee (208,889) and Ryan O’Hara (146,206).
(2)	Based on the closing price of the shares on the NASDAQ Stock Market on the date of grant.

SUMMARY OF OPTIONS EXERCISED

The following table sets forth certain summary information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2005, together with the fiscal year-end value of unexercised options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Battista	—	—	1,000,000	—	—	—
Stephen H. Kay	—	—	430,359	—	—	—
J. Scott Crystal	—	—	136,903	140,671	—	—
Michael McKee	—	—	558,196	14,640	—	—
Ryan O’Hara	—	—	537,855	330,000	—	—

(1)	None of the Named Executive Officers exercised options during 2005.
(2)	The value of the securities underlying the “in the money” options at year end minus the exercise price of the options based on the closing price of $2.61 for the Company’s common stock on December 30, 2005, the last trading day of fiscal year 2005.

EMPLOYMENT AGREEMENTS

Employment Agreement with Richard Battista

On December 9, 2004, the Company entered into an employment agreement with Richard Battista, pursuant to which Mr. Battista serves as Chief Executive Officer and a member of the Board. The agreement is for a three-year term effective as of December 9, 2004. Mr. Battista receives a base salary of $850,000 per year, subject to annual increase at the discretion of the Board; provided that, such increase shall not be less than the increase, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles area. Mr. Battista is also entitled to an annual bonus with a target amount equal to 50% of his base salary and an actual amount not less than 30% of his base salary. Mr. Battista also received an option grant to purchase up to one million shares of Company common stock at an exercise price of $5.40, with a ten-year term. These options were to vest in equal annual installments over a period of three years; however, they were among the options that were affected by the Compensation Committee’s approval of the acceleration of vesting of unvested “underwater” stock options granted prior to August 9, 2005. Accordingly, the one million shares granted to Mr. Battista under his employment agreement are fully vested.

Pursuant to the employment agreement, the Company provides Mr. Battista with a car allowance of $1,000 per month and will also purchase, or reimburse Mr. Battista for the cost of, one or more disability insurance policies with maximum annual premiums not to exceed $22,000 and a life insurance policy with a maximum annual premium not to exceed $10,000. Mr. Battista is entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company. The Company will pay, or reimburse Mr. Battista for, all reasonable expenses actually incurred or paid by him in connection with his performance of his duties including documented legal fees in connection with the negotiation of the employment agreement and travel expenses on terms no less favorable than those applicable to executives at his level under the Company’s travel policy.

If Mr. Battista’s employment is terminated due to his death or disability (as defined in the employment agreement), Mr. Battista will be entitled to (i) payment of his base salary through the date of termination, (ii) payment of the pro-rated portion of the annual bonus for the fiscal year in which his death or disability occurs, (iii) exercise any vested stock options for a period of one year following the date of termination, (iv) other or additional benefits in accordance with applicable plans and programs of the Company, and (v) in the event of disability, until the earlier of the end of such disability and December 9, 2007, continued participation in medical, dental, hospitalization, and life insurance coverage and in such other employee plans and programs in which he was participating on the date of termination of his employment due to disability subject to the terms of such plans and to the extent such coverage may be made available to disabled employees. If the Company terminates Mr. Battista’s employment for any reason other than for Cause (as defined in the employment agreement), death or disability or if Mr. Battista terminates his employment for a Good Reason (as defined below), he will be entitled to receive the following: (a) payment of his base salary and the guaranteed portion of his annual bonus through the end of the employment agreement’s term; (b) the right to exercise, for the remainder of the option term, any vested stock options and any unvested options which would have vested if Mr. Battista continued his employment until the end of the employment agreement’s term; and (c) until the earlier of the end of the term of the employment agreement and the date on which Mr. Battista finds other employment, continued participation in the employee benefit plans and programs (excluding the option plan) in which he was participating on the date of termination of his employment subject to the terms of such plans and programs. Good Reason includes the following circumstances: (a) News Corporation and its affiliates sell, in the aggregate, more than two-thirds of its existing equity interest in the Company to a third party, and Mr. Battista is not offered a position at News Corporation with a comparable salary and bonus; or (b) the Company, without the consent of Mr. Battista, (i) diminishes Mr. Battista’s title or position, (ii) reassigns Mr. Battista to a geographic location outside of Los Angeles County, (iii) makes a material change that is adverse to Mr. Battista in the nature of his responsibilities, authority or status, (iv) does not reelect Mr. Battista to the Board, or (v) the Company breaches any material provision of the employment agreement. The employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with Stephen H. Kay

The Company and Mr. Kay entered into a three-year employment agreement, dated as of December 24, 2002, as amended on September 13, 2005 (the “Amendment”). The original employment agreement was scheduled to expire in December 2005. Pursuant to the Amendment, made effective on September 1, 2005, Mr. Kay will continue to serve as Executive Vice President and General Counsel from September 1, 2005 through August 31, 2007. Mr. Kay will receive a base salary at the annual rate of $660,000 from September 1, 2005 through August 31, 2006, subject to annual increase, and will be entitled to receive a discretionary annual bonus targeted at 40% of his annualized base salary. The Amendment also revised certain other provisions of the employment agreement, including provisions relating to termination of employment. If the Company terminates Mr. Kay’s employment for any reason other than cause, death or disability or if Mr. Kay terminates his employment for good reason, Mr. Kay would be placed on contract payout status under which he will remain employed by the Company for the balance of the term of his employment agreement as amended or receive a negotiated lump-sum payment. Any unvested stock options granted to Mr. Kay prior to September 1, 2005 would vest in full and be exercisable for one year after such termination. Any stock options granted on or after September 1, 2005 would vest and be exercisable in accordance with the terms of the controlling stock option plan and stock option agreement. The employment agreement as amended contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with Michael McKee

The Company and Mr. McKee entered into a three-year employment agreement, effective as of October 5, 2005. Pursuant to the agreement, Mr. McKee serves as Chief Operating Officer of the Company and President of Interactive Program Guides. Previously, Mr. McKee was the Chief Operating Officer of the Company’s Consumer Electronics division. Under the terms of his agreement with the Company, Mr. McKee receives an annualized base salary of $700,000, subject to annual increase (not less than 5%) as determined by the Company. Mr. McKee is eligible to receive a discretionary annual bonus targeted at 50% of his annualized base salary. If the Company terminates Mr. McKee’s employment for any reason other than cause, death or disability or if Mr. McKee terminates his employment for good reason, Mr. McKee would be placed on contract payout status under which he may elect either to remain employed by the Company during a transitional period or receive a negotiated lump-sum payment. Any unvested stock options granted to Mr. McKee prior to April 1, 2005 would vest in full and be exercisable for two years after such termination. Any stock options granted on or after April 1, 2005 would vest and be exercisable in accordance with the terms of the controlling stock option plan and stock option agreement. The employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with J. Scott Crystal

The Company and Mr. Crystal entered into a three-year employment agreement, effective as of October 17, 2005. Pursuant to the terms of the Agreement, Mr. Crystal serves as President of TV Guide Publishing Group. Mr. Crystal had served as Senior Vice President and Publisher of TV Guide Publishing Group since December 2002. Under the terms of his agreement with the Company, Mr. Crystal receives an annualized base salary of $700,000 during the first year of his term, with increases to $740,000 and $780,000 during the second and third years of his term, respectively. Mr. Crystal is eligible to receive an annual discretionary bonus targeted at 50% of his annualized base salary. In connection with entering into his employment agreement, Mr. Crystal received a one-time option grant on October 17, 2005 to purchase 100,000 shares of the Company’s common stock, which will vest in equal installments over a five-year period. Mr. Crystal also received a one-time sign-on bonus in the amount of $100,000. If the Company terminates Mr. Crystal’s employment for any reason other than cause, death or disability, or if Mr. Crystal terminates his employment for good reason, Mr. Crystal would be placed on contract payout status under which he may elect either to remain employed by the Company during a transitional period or receive a negotiated lump-sum payment. The employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with Ryan O’Hara

The Company and Mr. O’Hara entered into a three-year employment agreement, effective as of August 15, 2005. Pursuant to the terms of the agreement, Mr. O’Hara serves as President of TV Guide Channel and TV Guide Spot and continues to oversee the business unit operations of ODS Technologies, L.P. dba TVG Network. Mr. O’Hara has been employed with the Company since June 2002. Under the terms of his agreement with the Company, Mr. O’Hara receives an annualized base salary of $500,000 during the first year of his term, with increases to $525,000 and $560,000 during the second and third years of his term, respectively. Mr. O’Hara is eligible to receive an annual discretionary bonus targeted at 50% of his annualized base salary. In connection with entering into his employment agreement, Mr. O’Hara received a one-time option grant on August 15, 2005 to purchase 300,000 shares of the Company’s common stock, which will vest in equal installments over a five-year period. If the Company terminates Mr. O’Hara’s employment for any reason other than cause, death or disability, or if Mr. O’Hara terminates his employment for good reason, Mr. O’Hara would be placed on contract payout status under which he may elect either to remain employed by the Company during a transitional period or receive a negotiated lump-sum payment. The employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

During fiscal 2005, the Compensation Committee consisted of Peter Chernin, James E. Meyer and James P. O’Shaughnessy. Each member of the Compensation Committee meets the independence standards of the NASDAQ Stock Market.

The Compensation Committee is responsible for the oversight of executive compensation objectives and policies, including compensation for the Company’s Chief Executive Officer, and reviews the Company’s compensation program on an ongoing basis. The Compensation Committee oversees the administration of the Stock Incentive Plan, which provides the Company with the ability to periodically reward key employees with equity awards such as options to purchase shares of the Company’s common stock, restricted stock and restricted stock units. The Compensation Committee also oversees the administration of the annual discretionary cash bonus plan, which provides incentive compensation based on the achievement of corporate objectives, business unit objectives and individual performance goals.

The Company’s executive compensation program is designed to establish a compensation system that will attract, motivate, reward and retain individuals who are capable of leading the Company towards achieving its business objectives in an industry characterized by competitiveness, growth and change. Accordingly, executive officer compensation at the Company is generally paid in three key elements:

•	A base salary;

•	A discretionary annual bonus, which is paid in cash; and

•	A grant of stock-based compensation (such as stock options and/or shares of restricted stock or restricted stock units).

The compensation program also includes various benefits, such as the 401(k) plan and health insurance plans and programs in which substantially all of the Company’s full-time employees participate.

Components of Executive Compensation

Base Salary

Executives’ base salaries (other than the Chief Executive Officer, who is discussed separately below) are set pursuant to each executive’s employment agreement, if applicable, which generally fall within the range of those persons holding comparably responsible positions at other companies. The base salaries of executive officers generally take into consideration the salary norms for individuals in comparable positions within the Company and within the industry, the individual’s experience and the individual’s duties and contribution to the Company. The Compensation Committee reviews management recommendations concerning the establishment and annual review of base salaries. The fiscal 2005 salaries of the most highly compensated executive officers of the Company are shown in the Compensation of Executive Officers table on page 11.

Annual Discretionary Bonus

In 2005, the Compensation Committee established the 2005 TV Guide Annual Bonus Plan (the “Bonus Plan”), a discretionary cash bonus plan designed to align the performance goals and incentive compensation of eligible participants with the strategic direction and financial performance of the Company. Bonus amounts were based on individual performance, the financial performance of an individual’s business unit and the financial performance of the Company as a whole. The individual component (60% of the total), was based on the individual’s annual performance evaluation. The Company and business unit components (15% and 25% of the total, respectively) were based on the relationship between the Company’s and applicable business unit’s actual Adjusted EBITDA for 2005 compared to budget. Annual bonus targets for executive officers ranged from 30% to 50% of base pay (subject in certain circumstances to minimum bonus amounts set forth by contract). Participants were eligible to earn 120% of target for superior performance.

Stock-Based Compensation

Annual stock option, restricted stock and restricted stock unit grants, as well as options granted upon initial hire, are designed to provide long-term incentives to executive officers and to better align interests of executives with the interests of stockholders. Such stock-based compensation provides an incentive that focuses the individual’s attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of stock options is tied to the future performance of the Company’s common stock, and the recipient will benefit only when the price of the Company’s common stock increases above the option exercise price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure that includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

For fiscal year 2006, the Compensation Committee made annual stock option grants to certain of the Company’s executive officers under the Stock Incentive Plan. Each grant allows the officer to acquire shares of the Company’s common stock, subject to annual vesting over a four-year period, and continued employment with the Company. These shares may be acquired at a fixed price per share (the market price on the grant date) over a ten-year period. Each executive’s grant amount was generally based on a formula based on the individual’s salary and position and level of responsibility within the Company. This amount was then adjusted based on the individual’s overall performance in 2005, and on any extraordinary circumstances that the Compensation Committee, in its discretion, determined were warranted.

Compensation of the Chief Executive Officer

Richard Battista has served as the Chief Executive Officer since December 9, 2004. Mr. Battista’s compensation is generally determined by applying the principles outlined above in the same manner as they were applied to other executives.

Mr. Battista is compensated pursuant to an employment agreement dated as of December 9, 2004. Mr. Battista’s employment agreement provides for an initial annual base salary of $850,000 subject to annual increases at the discretion of the Board, provided that any increase is not less than any percentage increase in the specified consumer price index. Pursuant to the employment agreement, Mr. Battista is eligible to receive an annual bonus with a target amount of 50%, however, the actual amount is determined at the discretion of the Company, but shall not be less than 30% of Mr. Battista’s base salary. Additionally, under the terms of the employment agreement, Mr. Battista was granted options to purchase a total of one million shares of the Company’s common stock, with an exercise price of $5.40 per share. These options were among the options that were affected by the Compensation Committee’s approval of the acceleration of vesting of unvested “underwater” stock options granted prior to August 9, 2005. Accordingly, the one million shares granted to Mr. Battista under his employment agreement are fully vested. For further information on this matter, please see the discussion under “Compensation of Executive Officers” on page 11.

In establishing Mr. Battista’s compensation in his employment agreement, the Compensation Committee made an overall assessment of Mr. Battista’s skills and experience, the challenges facing the Company and the compensation paid to executives at the Company and at comparable companies. In February 2006, the Committee reviewed Mr. Battista’s total compensation based on a tally sheet. The Committee approved a 7.3% salary increase for Mr. Battista. In making this determination, the Compensation Committee considered Mr. Battista’s individual performance, the Company’s accomplishment of certain operational and strategic objectives, and the recommended range of salary increases among other executives at the Company. Based on the foregoing, the Compensation Committee determined that Mr. Battista’s base salary for 2006 should be increased to $912,050, effective as of December 9, 2005. Additionally, Mr. Battista was awarded a bonus equal to approximately 58% of his base salary or approximately $496,000. Mr. Battista’s bonus was based on the criteria set forth in the Bonus Plan described above.

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based” (as defined therein) or is otherwise exempt from Section 162(m). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, certain types of compensation payments and their deductibility (e.g., the spread and exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or factors beyond the Compensation Committee’s control and may affect the deductibility of certain compensation payments.

THE COMPENSATION COMMITTEE

Peter Chernin (Chair)

James E. Meyer

James P. O’Shaughnessy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2005, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

During fiscal 2005, the Audit Committee was chaired by James E. Meyer and also included Nicholas Donatiello, Jr. and Ruthann Quindlen. Each member of the Audit Committee meets the independence standards of the NASDAQ Stock Market. The duties of the Audit Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors—Audit Committee” on page 8 and are more fully described in the Audit Committee Charter which may be found on our Web site.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent auditors, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards as well as management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness thereof and issuing reports thereon. Members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2005. The Audit Committee took a number of steps in making this recommendation for 2005, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited consolidated financial statements. During the course of these discussions, management represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication with Audit Committees. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

THE AUDIT COMMITTEE

James E. Meyer (Chair)

Nicholas Donatiello, Jr.

Ruthann Quindlen

FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN (2000-2005)

The following graph compares the Company’s total return to stockholders of a $100 investment for the five-year period from December 29, 2000 through December 30, 2005 with a similar investment in the NASDAQ Market Index, the NASDAQ 100 Index and the market value weighted returns of a Peer Group Index consisting of ten media and entertainment companies that represent the Company’s competitors in the industry.

COMPANY/INDEX/MARKET	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
Gemstar-TV Guide International, Inc.	100.00	59.73	7.01	10.94	12.77	5.63
NASDAQ Market Index	100.00	79.71	55.60	83.60	90.63	92.62
NASDAQ 100	100.00	81.30	56.76	84.91	92.90	97.54
Peer Group(1)	100.00	85.25	51.93	71.80	78.10	69.88

(1)	Peer Group Companies: Cablevision Systems Corp., Comcast Corp., IAC/InteractiveCorp, Meredith Corp., News Corporation, Primedia, Inc., Reader’s Digest Association Inc., Time Warner Inc., Viacom Inc., and Walt Disney Co.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with News Corporation

As of December 31, 2005, News Corporation beneficially owns approximately 41% of our outstanding common stock and four of our directors are also officers of News Corporation.

In the ordinary course of business, we charged entities controlled by News Corporation $14.3 million for advertising and other services in 2005. We acquired programming from News Corporation-controlled entities in the amount of $1.0 million during the year ended December 31, 2005. The Company also provides advertising and other media services to a third party pursuant to an agreement between News Corporation and such third party, under which News Corporation agreed to provide or procure media services for the benefit of such party. News Corporation pays the Company for the services provided to the third party, and accordingly reduces News Corporation’s obligation to this third party. Under this arrangement, the Company charged News Corporation $2.9 million for the year ended December 31, 2005.

We reimburse News Corporation for facilities and other general and administrative costs incurred on our behalf. Expenses associated with these costs approximated $4.6 million in 2005. News Corporation also provided us with the services of various News Corporation personnel, including our Executive Chairman of the Board, Anthea Disney, on an allocated cost basis. In 2005, expenses associated with Ms. Disney’s services were approximately $400,000. In addition, we purchase paper through a paper procurement arrangement with News Corporation at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

News America Publishing Incorporated (“NAPI”), an affiliate of News Corporation, reimburses the Company for payments the Company makes to Joseph Barletta, the former President and Chief Executive Officer of the TV Guide magazine business, pursuant to the terms of an employment agreement dated July 12, 1993, pursuant to which he served in such positions. Under the terms of that agreement, such payments are required to be made to Mr. Barletta for his lifetime and, upon his death, if a spouse survives him, to his spouse for her lifetime.

During 2004, the Company entered into a long-term capital sublease with an affiliate of News Corporation for a transponder to be used in the Company’s Cable and Satellite segment operations. The current and long-term portions of this capital lease obligation were $0.6 million and $12.7 million at December 31, 2005. During 2005, the Company made payments of $1.6 million. Related amortization and interest expense for 2005 under this capital sublease were $2.0 million.

The Company transmits interactive program guide (“IPG”) data in the vertical blanking interval of television broadcast stations owned and operated by an affiliate of News Corporation. In exchange, the affiliate’s stations are entitled to a preferred position on the IPG in their designated market areas.

As of December 31, 2005, the Company had receivables due from News Corporation-controlled entities totaling $1.4 million and payables due to News Corporation-controlled entities totaling $0.2 million.

The Company has included in the amounts discussed above transactions with News Corporation and all known entities in which News Corporation has an interest greater than 50%. In addition, the Company has transactions with entities in which News Corporation owns, directly or indirectly, 50% or less.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that a Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2005.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (without exhibits), which the Company has filed with the SEC, accompanies this proxy statement. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company’s Investor Relations Department, by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by e-mail at investorinfo@gemstartvguide.com.

STOCKHOLDER PROPOSALS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of stockholders to be held in 2007 must be received by the Company by December 28, 2006. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to such annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Stephen H. Kay Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 26, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of Gemstar-TV Guide International, Inc.

The Annual Meeting of Stockholders will be held on

June 1, 2006

2:00 P.M. (Eastern time)

The Reuters Building, 3 Times Square, 30th Floor

New York, New York 10036

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, JUNE 1, 2006

The undersigned stockholder of Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and revoking any proxy previously given, hereby constitutes and appoints Richard Battista and Stephen H. Kay and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held at The Reuters Building, 3 Times Square, 30th Floor, New York, New York 10036.

(continued and to be signed on the other side)

FORM OF PROXY

 Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example

For all nominees	Withhold authority to vote for all nominees

1.      For the election of

         Anthea Disney,

         Richard Battista,

         Peter Chernin,

         David F. Devoe,

         Nicholas Donatiello, Jr.,

         James E. Meyer

         K. Rupert Murdoch,

         James P. O’Shaughnessy

         and

         Ruthann Quindlen,

         each to a

         one-year term as director.

☐	☐

(Authority to vote for any nominee named may be withheld by lining through that nominee’s name.)

2. For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE

PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated , 2006

Signature of Stockholder	Dated , 2006

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.